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                                                                    EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
aQuantive, Inc.:

We consent to the use of our report included herein dated March 15, 2005, with respect to the consolidated balance sheets of aQuantive, Inc. and subsidiaries as of December 31, 2004, and 2003, the related consolidated statements of operations and comprehensive income (loss), shareholders' equity, cash flows and related financial statement schedule for each of the three-year period ended December 31, 2004 and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Seattle, WA
March 16, 2005